August 2012 Pricing Sheet dated August 3, 2012 relating to Preliminary Terms No. 282 dated August 1, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Equity-Linked Partial Principal at Risk Securities due August 10, 2015
Based on the Performance of the Dow Jones Industrial AverageSM
PRICING TERMS – AUGUST 3, 2012
Issuer:	Morgan Stanley
Issue price:	$10 per security
Stated principal amount:	$10 per security
Aggregate principal amount:	$3,325,000
Pricing date:	August 3, 2012
Original issue date:	August 8, 2012 (3 business days after the pricing date)
Maturity date:	August 10, 2015
Interest:	None
Underlying index:	Dow Jones Industrial AverageSM
Payment at maturity:
If the final index value is greater than the initial index value:
$10 + supplemental redemption amount, subject to the maximum payment amount
If the final index value is less than or equal to the initial index value:
        $10 x (final index value / initial index value), subject to the minimum payment amount
This amount will be less than the stated principal amount of $10 per security by an amount that is proportionate to the percentage depreciation of the underlying index.  However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $9 per security.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate
Maximum payment amount:	$12.70 per security (127% of the stated principal amount)
Minimum payment amount:	$9 per security (90% of the stated principal amount)
Participation rate:	150%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	13,096.17, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	August 5, 2015, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61755S537 / US61755S5376
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Security	$10	$0.30	$9.70
Total	$3,325,000	$99,750	$3,225,250
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked partial principal at risk securities.

“Dow JonesSM,” “DJIASM” and “Dow Jones Industrial AverageSM” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 282 dated August 1, 2012
Product Supplement for Equity-Linked Partial Principal at Risk Securities dated November 21, 2011
Index Supplement dated November 21, 2011	Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.